EXHIBIT 99.2

Sontra Presents Promising Clinical Results in Patients with Diabetes from Glucose Monitoring Study

SonoPrep Ultrasonic Skin Permeation Device Enables Continuous Transdermal Glucose Monitoring

FRANKLIN, Mass., November 1, 2004 — Sontra Medical Corporation (Nasdaq SC: SONT) announced today that clinical results presented at the Diabetes Technology Meeting held in October in Philadelphia PA, demonstrate that its continuous non-invasive glucose monitoring system, being developed in collaboration with Bayer Diagnostics, reliably detected real-time changes in the blood glucose levels of patients with diabetes. The glucose flux biosensor measures the continuous flow of glucose through the skin, which is made permeable with the SonoPrep® ultrasonic skin permeation device.

The study, conducted at Vanderbilt University, included twelve adult participants with either Type 1 or Type 2 diabetes. Each participant had three glucose flux biosensors placed on their skin, allowing glucose measurements to be collected every five seconds over an eight hour period. To challenge the glucose flux biosensor’s accuracy in detecting rapidly changing blood glucose levels, the blood glucose of each patient was increased or decreased through the intravenous administration of insulin or glucose in a controlled manner at rate of change at least two times greater than the usual rate experienced by patients with diabetes. Over 2,000 data points were evaluated per glucose biosensor. As a reference, blood glucose measurements were collected from an intravenous catheter. Completed data sets from the glucose flux biosensors showed a 90 percent correlation (r = .90) to reference blood glucose measurements. The glucose flux biosensor was able to reliably predict hypoglycemia (blood glucose<70 mg/dl) with 96% specificity and 77% sensitivity. The accuracy of the glucose flux biosensor was compared to Medtronic MinMed implanted CGMS sensors (n=23) and Cygnus Glucowatch-2 (n=13), which had correlations to reference blood glucose measurements of 82% ( r = .82) and 70% (r. = .70), respectively.

“We are very pleased with the results of this study because it showed that our continuous non-invasive glucose monitor detects rapidly changing blood glucose over a very wide range,” stated Thomas W. Davison, PhD, Sontra’s President and Chief Executive Officer. “Over the past year, Sontra scientists have greatly improved the performance of the glucose flux biosensor. Not only did the glucose flux biosensor detect rapid changes, it was also able to detect hypoglycemic conditions, which has been a limitation of other continuous glucose monitors. We are excited about our glucose monitoring system because of its promise to address the major unmet market need for a truly continuous and non-invasive product in the rapidly growing $5 billion glucose monitoring market.”

For a copy of the poster that was presented at the Diabetes Technology meeting: www.sontra.com/pdfs/glumonihumanclinicalres_pres@diabtechmeetingoct2004.pdf

About Sontra Medical Corporation (http://www.sontra.com)

Sontra Medical Corporation is a leading developer of transdermal drug delivery and diagnostic products that combine Sontra’s SonoPrep ultrasound- mediated skin permeation technology with synergistic biosensor and transdermal drug delivery technologies. Sontra is marketing the SonoPrep device and procedure tray for use with topical lidocaine to achieve rapid (within five minutes) skin anesthesia. Products under development include: a continuous non-invasive glucose monitor developed in collaboration with Bayer Diagnostics and the use of SonoPrep for the transdermal delivery of vaccines, pain drugs and large protein biopharmaceuticals.

SonoPrep is a registered trademark of Sontra Medical Corporation. All other company, product or service names mentioned herein are the trademarks or registered trademarks of their respective owners.

This press release contains forward-looking statements, which address a variety of subjects including, for example, the expected development, benefits and efficacy of the SonoPrep device and continuous glucose monitoring system, the expected benefits, market opportunities and market acceptance of the SonoPrep device and continuous glucose monitoring system, the expected size of the markets for the SonoPrep device and continuous glucose monitoring system, and Sontra’s business, research and marketing strategies. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: adverse results in product development, clinical trials, commercialization efforts and market acceptance; difficulties or delays in obtaining regulatory approvals to market products resulting from development efforts; failure to obtain and maintain patent protection for discoveries; commercial limitations imposed by patents owned or controlled by third parties; dependence upon strategic partners and third- party distributors to develop, commercialize, market and sell products based on our work; the commercial success of products; and the requirement for substantial funding to conduct research and development and to expand commercialization and marketing activities. For detailed information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Sontra’s filings with the Securities and Exchange Commission, including Sontra’s most recent Quarterly Report on Form 10-QSB. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Sean Moran, CFO	or	Evan Smith, CFA / Erica Pettit
Sontra Medical Corporation		KCSA Worldwide
Tel: 508-553-8850		Tel: 212-896-1251 / 212-896-1248